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                        Transcript of Teleconference Call

                                 August 22, 2002

OPERATOR: Good morning, ladies and gentlemen, and welcome to your New World Pasta second quarter earnings call with Mr. John Denton, Chairman and CEO of New World Pasta. My name is Patrick, and I will be your coordinator. After we start this conference, you will be on listen-only. If you do need assistance during the call, please key "Star," "Zero" on a touchtone phone, and a coordinator will assist you.

Mr. Denton, please go ahead.

JOHN DENTON: Thank you. Good morning, everyone. I'm here with Wayne Robison again this morning. It's our pleasure to host a call today and provide an update on the progress we're making here at New World.

This morning, we'll also make some forward-looking statements. Please refer to the safe harbor and forward-looking statement language included in our press release of yesterday, August 21st, and also our [34] Act filings with the SEC which describe certain risk factors that may impact future results. You should also note that this call is being recorded, and a transcript of the call will be made and filed as part of an 8K filing by our company.

A lot's happened since we spoke to you in April. We've filed our second quarter results showing a healthy return to growth in sales and EBITDA; we initiated a refinancing of our senior credit facility to provide additional liquidity in support of our growth initiatives. We also received an upgrade in our credit rating last month. We launched a new product line called "Healthy Harvest" on July 1st. And we have largely completed the integration of the Borden acquisition. So at our meeting today, we'll review our second quarter results, discuss the refinancing we initiated as well as the steps we took to increase liquidity. We'll review the current status of our


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integration plan, discuss our market share positions and the status of new products and customers, and also our outlook for the balance of the year.

We continue to be very excited about events here at New World. Our financial results continue to improve. Revenues are showing solid growth. Operating margins excluding integration costs continue to be strong, and the Borden integration activities are largely behind us. Finally, the category continues to show growth. Now, at this point, I'd like to introduce Wayne Robison, our CFO, to take a few minutes and take you through our second quarter results.

WAYNE ROBISON:  Thank you, John.  Good morning, everybody.

New World certainly has had a lot of excitement this year. As we discussed during our last call, we had to take some significant steps during the first quarter to manage a very strong demand growth trend.

The 17% organic growth we enjoyed in the fourth quarter of 2001 consumed a significant portion of our finished good inventory. Since we were in the middle of rationalizing our supply chain network, it was going to be difficult to replenish these inventories and still meet the higher demands for our products. Therefore, we worked together with our customers to control this demand and balance it with our capacity. This included taking the very significant step of withdrawing promotional support for most of our brands for eight consecutive weeks, from February 15th through April 15th. As desired, demand, and therefore sales declined in the first quarter. This allowed us to build up inventory and progress on our plant rationalization plan, while still servicing our customers. We have since reinstated our promotional schedules and have seen the business return to growth.

Net sales for the [-] quarter were up 77%, primarily due to the acquisition. Importantly, net sales for the base New World business grew almost 5% versus last year. This increase is primarily due to increased shipments as a result


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of improved effectiveness with our sales promotion activities, once they were reinstated on April 15th. The grocery business continues to show growth, as the category as a whole grew another 1% during the last quarter. John will discuss the category dynamics with you in a few minutes.

Since restoring our promotional schedules, we have not had any significant losses of distribution. Additionally, we have recently announced the launch of a new product line, Healthy Harvest. This product line meets the consumer need for "better for you" products, as it delivers the benefits of whole wheat, along with great taste. As you know, so many whole-wheat products don't cook well and don't taste good. Our products have solved these problems. We have been selling these products through our Canadian operation for several years and launched them here in the U.S. in July. John will give you more details on this exciting new product launch in just a few minutes.

Finally, penetration in the non-grocery channels continues to expand. Last year, we announced the signing of a new food service customer. That customer was UniPro, the largest buying group in the industry. On a combined basis, their members make them one of the top five food service customers in the country. Our business with UniPro members continues to expand, and we expect significant growth in this channel going forward.

Gross profit for the second quarter was 22.8%, down from 29.5% last year, but up from 21.4% in the first quarter. The reduction from last year is due to the acquired business not operating at the same margins as our New World base business. Gross profit on the New World base business increased to 30.3% for the second quarter. The improvement in margins is due to higher volumes absorbing more fixed cost, and slight cost improvements in ingredient prices. With the majority of the integration plans complete, we expect to see further improvements in gross profit during the third and fourth quarters.


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Selling and marketing expenses increased by $2.6 million during the quarter, primarily due to the acquisition. Again, excluding the impact of the acquisition, selling and marketing costs increased by only $200,000, or 3.4%, directly related to the increase in sales volume. G&A expenses for the quarter increased $400,000, primarily due to administrative support of foreign operations and higher amortization costs for intangible assets from the acquired business, partially offset by the discontinuance of goodwill amortization.

During the second quarter, we recorded integration expenses of $4.6 million, bringing the total expense of the restructuring and integration plan since inception to $31.5 million, including the $12.7 million non-cash charge recorded last year. We believe the plan is now largely complete with only one production line left to install and one plant yet to be closed. This spending is within the spending guidance we provided of $35 million for this significant project.

EBITDA, excluding the restructuring and integration costs discussed above, reached $15.3 million for the quarter, up 43% from last year. As a percentage of sales, EBITDA was 15.4%, down from last year's 19.1%, but up from 13.9% in the first quarter. The drop from last year, of course, is due to the acquired businesses operating at lower margins. EBITDA on the acquired business was 3.8% of their sales. The increase from the first quarter is due to increased sales volume and improved gross margins.

Cash flow for the year has been challenged, as we have spent $11.4 million on the integration plan, $11 million on capital, and working capital has grown $11 million. We have supported these cash needs by generating $26.8 million of EBITDA and borrowing $16 million on our revolving line of credit. Additionally, we raised $7.5 million through the sale of additional equity to our shareholders.


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Due to the cash requirements that we saw coming, and since we had not increased the size of our revolver capacity when we nearly doubled the size of our business with the acquisition, we set out to increase the level of credit lines available to the company. After consulting with several experts in the bank financing industry, we decided to pursue a complete refinancing of our senior credit facility that would include a significantly expanded revolver and lower rates. Our credit received extremely favorable response from the syndication market, with early indications that the syndication would be oversold. As most of you know, shortly after bringing our credit to markets, significant events occurred in the public equity markets which were unrelated to our Company, but changed the conditions of the institutional lending markets. Our deal, along with many others, started having the pricing flexed upwards. While we discussed different terms on the financing, we had other options, and did not need to complete a deal that was not advantageous to us.

Finally, we pulled the plug on the offering and began pursuing our other options. The final outcome is that we have completed an amendment to our current senior credit facility which provides for a new Term D loan of up to $23 million of borrowings at essentially the same terms as our current Term C loan. This new loan will assure us we have the liquidity we need to enjoy the growth our business has been experiencing, and to continue pursuing our growth initiatives in the future. A copy of this amendment was filed in an 8K this morning.

During this process, we met with the rating agencies to review our progress here at New World. As a result of these meetings, Moody's improved their outlook from negative to stable, and S&P raised their rating on New World to single B+ with a corresponding increase on the subnotes to single B-, citing improved operating performance stemming from continued sales volume growth, strong market share and ongoing cost-saving initiatives.


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With the integration plan largely behind us, and with this new added liquidity before us, we are very excited about our outlook for the rest of this year and beyond. Along that line, we want to provide some guidance as to where we see the business going. While our net sales were soft in the first quarter, this was primarily due to our intentional efforts of reducing demand. Since reinstating our promotional activities in the second quarter, we have seen the business return to growth. We expect this growth track to continue for the rest of this year. As such, we expect both the third and fourth quarters to deliver mid-single-digit growth over prior year.

Cost of goods sold will begin showing improvements in the third quarter with the majority of the benefit of our cost savings from the integration plan being delivered in the fourth quarter. These savings are still expected to be within our previous guidance, exceeding $20 million annually. Integration expenses will be significantly reduced for the rest of this year. Capital expenditures will continue to be higher than prior years as we purchase and install the new production line we announced earlier this year.

Based on all of these factors, we still expect 2002 to deliver solid, single-digit growth in revenue (pro forma for the acquisition), and strong, double-digit growth in EBITDA.

Thank you for your attention. Now I'd like to turn it back to John.

JOHN DENTON: Thanks, Wayne. I'd like to take a few minutes now just to review the latest trends in the pasta category [on a dollar basis]. The category continues to show growth, showing 1% growth in the latest 13-week period [ending 7/28/02] and 1.5% in the latest 52-week period [ending 7/28/02]. And I'd like to remind you that these results don't include Wal-Mart since they do not provide scan data to IRI. The IRI data through 7-28-[02], the most recent period, shows our share on a 52-week basis at 31.6%, and on a 13-week basis at 31%. Barilla, on a 52-week basis, was 12.8%, and on a 13-week was 13.0%. AIPC was


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13.7% on a 52-week basis [ending 7/28/02] and 13.5% on a 13-week [ending
7/28/02]. Consumption on New World brands was down 5% for the latest 13-week period [ending 7/28/02] since we were still not back in full service on several cuts of pasta during this period. We do expect to see consumption trends for our brands [to] show improvements during the last trimester. Barilla continues to exhibit double-digit growth, benefiting from our promotion withdrawal and AIPC's difficulty with their brands. AIPC has experienced significant declines on their brands, in spite of their recent promotion support for the Mueller brand. Overall, their brands are down 6% and 9% in the most recent 13 and 52-week periods [ending 7/28/02]. Private label growth has slowed significantly, growing only 5.6% in the latest 13-week period [ending 7/28/02]. Pound sales for private label actually turned negative during the most recent four-week IRI period. We believe this is primarily due to AIPC running promotional events at prices below private label.

In summary, we see an improved environment for our consumer marketing and integrated promotion strategies to build our brands going forward.

Now, as Wayne mentioned earlier, we launched five SKUs of Healthy Harvest nationally with the start of shipments on July 1st. I can report to you that we're very pleased with the early results. With less than two months of shipments under our belt, we've shipped 43% of our volume target for the year. Healthy Harvest has been accepted in 90% of our accounts. We've oversold the preassembled display units, which are designed for trial and awareness, by 43% year to date. Our free coupon for Healthy Harvest drops nationally on September 15th, and we expect very, very strong trial as a result of this activity.

I also have good news to report on the Wal-Mart front. We continue to build on our position as the preeminent supplier to Wal-Mart, the nation's largest retailer. Effective this month, we increase the number of SKUs carried by


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Wal-Mart by 16%. This is a huge gain. It's almost like getting another complete brand into distribution. Since stores are being reset in August and early September to reflect this change, we expect an immediate impact on our volume during the fourth quarter. In addition to these gains, Wal-Mart will test our Healthy Harvest brand beginning in September, and we expect to expand this in time for holiday merchandising.

Now, I'd like to spend just a few minutes reviewing the progress we've made on integrating the Borden acquisition. As Wayne mentioned earlier, we're just about complete with the integration activities. We still have one line to install in our St. Louis plant, which should be done later this year, and we'll be closing down Louisville later this quarter. We're now working in each of these newly configured plants to get the production volumes and efficiencies up to the appropriate levels. This has been a time consuming and expensive project, and we look forward to significant cost savings from a fully optimized supply chain network going forward.

Earlier this year, we announced our decision to purchase a new pasta production line. This was the result of our forecast for sustained, long term, double-digit volume growth in our business. We expect delivery of this line later this year and commissioning of the line in March of 2003. This new line will give us significant new production capacity and will allow us to reduce our cost structure even further next year. So in summary, we're very pleased with what we see happening in the category and with our brands. We're watching all costs very carefully to ensure we remain competitive and deliver the results we expect. Cash flow from operations has been tight during the first half of 2002 as we paid for the integration costs and increased inventory to support the growth of our brands. But with the added Term D loan Wayne mentioned, we should have plenty of liquidity going forward. We're excited about the longer-term outlook, and we're adding capacity as needed to support our future growth.


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That really concludes our formal review. I'd like to get the phone lines open for any questions you may have for Wayne or I.

OPERATOR: Thank you. Ladies and gentlemen, if you do have a question at this time, please key "Star," "One" on our touchtone keypad. "Star," "Two" will withdraw that question. So that's "Star," "One" to ask a question. Thank you.

The first question is from Mike Mariachi [sp] of Masaz [sp] Capital. Please go ahead, sir.

MIKE MARIACHI: Yeah, hi, John, I have a couple for you and Wayne, I guess. You had mentioned in your prepared remarks about the slowdown in private label. You said it was 5.6 for the 13-week period.

JOHN DENTON:  Yes, that's right.

MIKE MARIACHI:  Just for comparison sakes, what was that for the 52 weeks?

JOHN DENTON:  It was a plus 10.8%.

MIKE MARIACHI:  Okay, so it slowed quite dramatically recently.

JOHN DENTON:  Yes, it did.

MIKE MARIACHI: And then you also talked about promotional events at AIPC at below private label. I'm assuming this is with their Borden and Mueller brands?

JOHN DENTON: I think it's with, more or less, all of their brands. Not only the Mueller brand, but the smaller brands in various markets. We call them city brands because they're typically in a very limited geography.


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MIKE MARIACHI: Okay, but you are talking about just the branded side of the business?

JOHN DENTON:  Yes.

MIKE MARIACHI:  As far as that's concerned.

JOHN DENTON:  That's right.

MIKE MARIACHI: And this, would you say, is extraordinary, or has this happened from time to time in the past?

JOHN DENTON: No, I think it's exactly what we expected them to do. In our thinking about how the category would develop after the Borden acquisition, we expected them to begin to manage their brands like they manage the private label business, and I think price is a very important component of their strategy. That's 180 degrees from the way we look at the business and the way we manage our brands. But for them, I don't know whether that will do much for them or not. I know that their pound sales increased in the last 13 weeks, but their dollar volume remained flat -- four weeks rather than 13 weeks -- but their dollar volume remained flat. So there's a lot of price discounting going on, but that's typical.

MIKE MARIACHI: Okay. You had mentioned a 16% increase in SKUs at Wal-Mart. Just give me an idea from what to what are we talking about there in numbers?

JOHN DENTON: Roughly from 177 - I'm going by memory here, Mike. But 177 increased by 29 is roughly 16%.

MIKE MARIACHI: Okay. And on an annual basis, what kind of dollar increase would you expect from something like that?


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JOHN DENTON: We haven't really projected that, but obviously it's going to be significant.

MIKE MARIACHI: Okay. And then Wayne, this is more for you. In reading your 10-K, when you talk about promotional cost, you say you include temporary price reductions, in-store advertising, secondary display allowances and other trade promotions are all expensed as incurred?

WAYNE ROBISON: Right.

MIKE MARIACHI: Does that include things like slotting fees or allowances, as well?

WAYNE ROBISON: Absolutely. With the new EITF O1-9 that came out, we now in 2002, in accordance with that issuance, treat those as reductions to net sales. So slotting and all of those marketing expenses are reported as incurred and serve to reduce net sales.

MIKE MARIACHI: Okay. So your understanding of the new EITF is that does not allow for capitalization of slotting fees?

WAYNE ROBISON: That is my understanding, yes.

MIKE MARIACHI: Thanks very much.

OPERATOR: And we have the next question from Lincoln Isetta of Morgan Stanley. Please go ahead, sir.

LINCOLN ISETTA: Good morning, John and Wayne. John, you talked a little bit about, obviously, the Wal-Mart business. I was hoping you could give us some

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more insight into what's going on with the whole kind of new account pipeline, both at grocery as well as in food service.

JOHN DENTON: Well, I can tell you that we continue to expand distribution in all channels as we expand our volume. We have, you know, a distribution drive underway in the grocery business this fall, so we expect to gain more slots. The gain at Wal-Mart was really terrific, I thought. It's going to have a big immediate impact on the business there. And a lot of people look to Wal-Mart. A lot of people follow what they do, frankly, so I think that's going to trickle down throughout the rest of the industry to some degree, and we should be the beneficiaries there.

We have, as I have said before, we have a very orderly approach to building our business and taking new business in other channels, the theory being we want to take care of what we have before we move to the next level.

We do have a significant customer that we expect to sign up on the food service front either in the fourth quarter or the early part of the first quarter. I won't say we have a signed contract, but we have a hand shake and an agreement, so I think there's going to be significant new volume in the food service channel going forward next year. We have a very similar situation in private label, and I think we're rapidly approaching the point where we can handle successfully another private label customer the size of an Albertson's. Certainly a top ten customer. So we look forward to moving on both of those fronts, and when you look at the alternative channel business, it's really Wal-Mart, Wal-Mart and more Wal-Mart, so frankly, we're focused on Wal-Mart as opposed to a lot of other customers.

LINCOLN ISETTA: What did Wal-Mart cite as the reason, you know, for the increase of the SKU account there?

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JOHN DENTON: Well, they just look at the strength of our brands. They look at the expertise we bring from a category standpoint to the table. We're able to intelligently discuss how to manage all of their brands, not just our brands. And I think they really like what they see from a growth standpoint, you know, on our brands over the past 18 months.

LINCOLN ISETTA: What kind of consumer promotions are you doing right now? I recently heard a radio advertisement here in the New York City area. I think you were doing a joint marketing agreement with Shop Rite relating to a heritage promotion. Is that correct? Are you running that ad anywhere else throughout the country?

JOHN DENTON: Lincoln, I think we've talked about this. It may have been a couple of meetings ago, but we did a fairly major change in strategy late last year to move away from what we call national events to local marketing events and we really spent a lot of effort because it's hard to do, to construct tie-in events with key customers around the country based on the opportunities that exist on an account-by-account, market-by-market basis. And I can tell you I just got a summary late last week for the balance of the year this year. I'll give you a few examples of what's going on in September. We have a national tie-in with Heinz Classico sauce for Italianfest. That will be a national event, but underneath that, we have things like the San Giorgio Proudly Serving promotion. It's primarily in the mid-Atlantic area and New England. It's a tie-in with Big Brothers/Big Sisters and retailers in most of the major cities. We'll have TV, radio. We're in "People" magazine. We've got 95% account participation level on that particular event. We've also got the Heritage sweepstakes that you mentioned on Ronzoni in September where consumers can win a trip for four to the country of origin. We've got a Firefighter Fast On Your Feet recipe contest underway, and that's, you know, effective with a number of our brands. Where America votes for the best recipe on our website. We actually had one of the New York firefighters on the CBS "Morning America" show last Saturday spending 10 or 15 minutes talking

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about this. Creamette, one of the brands that we have in the Midwest and in parts of the west, sponsors a Pick and Save, which is a large account in the Midwest, Make-A-Wish foundation promotion for the Minnesota and Wisconsin area. So we've got, literally, dozens of events, market-by-market, account-by-account across the country. And it's extremely difficult to execute a plan like this. Not many people do it because it's expensive, and it's difficult. And I think that's one of the things we have -- one of the proprietary things we have, that is going to help us going forward because not a lot of people are going to be able to do much to disrupt this sort of activity. I hope that helps.

LINCOLN ISETTA: Definitely. Just one more question, and I will direct it towards Wayne. Wayne, can you give us some idea from a credit standpoint where you'd like to be at year end, mainly from a total debt standpoint?

WAYNE ROBISON: Total debt or debt to EBITDA? Is that where you're going?

LINCOLN ISETTA: Either would be perfect.

WAYNE ROBISON: I think we'll see the debt position come down as the cost savings come through in the fourth quarter and allow us to repay some of the revolving facilities that we've borrowed, and that combined with the improvements in EBITDA that we'll see during the second half should show a fairly significant de-leveraging.

LINCOLN ISETTA: Right. Thank you very much.

OPERATOR: We have the next question from Raisa Vahek [sp] of Lehman Brothers. Please go ahead, sir.

RAISA VAHEK: Good morning.

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JOHN DENTON: Good morning.

RAISA VAHEK: Can you talk about sales trends by primary channel of distribution, grocery, private label, food service, mass merchandising or something of that nature?

JOHN DENTON: I can give you sort of a general feel for how we're doing in each one of those channels. I think we're, from a grocery standpoint, we expect to have solid mid-single-digit growth this year. The balance of the year -- this year. We're seeing what I would characterize as explosive growth in alternative channels led by Wal-Mart. We'll see, again, a very, very strong growth out of our food service business, primarily as a result of the increased volume on UniPro this year, and we'll also see growth in private label that's coming from a whole host of smaller customers as we work our way toward that larger customer that we intend to do business with later this year.

RAISA VAHEK: And was the picture pretty much similar for your second quarter as you were explaining for the second half?

JOHN DENTON: No, I would say that the volume will be accelerating in the third trimester from September on.

RAISA VAHEK: I see. Okay. And did the second quarter benefit from any initial sell-ins to any particular customers or, I guess you would not have expected any sales from Healthy Harvest yet.

JOHN DENTON: No, we really didn't get anything out of Healthy Harvest, and the other thing, for part of the second quarter, we were still working our way out of the promotion withdrawal.

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WAYNE ROBISON: The first couple weeks of the quarter, we were still on the promotional hiatus, and there was a time lag to get all of them reinstated.

RAISA VAHEK: All right. Fair enough. And then, Wayne, what level of cash integration expenses will you have to pay out the second half of the year?

WAYNE ROBISON: They'll be relatively minor. I would say less than $5 million.

RAISA VAHEK: And anything in 2003?

WAYNE ROBISON: Nothing significant.

RAISA VAHEK: Okay, and you're not going to take any more book integration charges running through the P&L?

WAYNE ROBISON: Again, there would be -- the cash integration number that we just talked about would be the limits on that.

RAISA VAHEK: Okay, so again, less than $5 million. I may have missed it, but I didn't hear your outlook on commodity costs.

WAYNE ROBISON: We think the commodity market, the durum market actually is holding fairly well.

JOHN DENTON: Plus we have the year bought out.

WAYNE ROBISON: That's what I was just going to say. We basically bought most of the year out at current prices, and so we're pretty comfortable with our position for this year.

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RAISA VAHEK: How do those prices compare with last year's second half?

WAYNE ROBISON: With last year's second half?

RAISA VAHEK: Yeah.

WAYNE ROBISON: Lower.

RAISA VAHEK: Okay, and any slotting expenses expected for Healthy Harvest?

WAYNE ROBISON: Of course, and they'll be recorded as incurred.

RAISA VAHEK: Okay, is there something, a range you can help us out with?

WAYNE ROBISON: It's not a material number. We'll record those in the third quarter. You know, it should not have any material impact on the financials -- on our projections.

RAISA VAHEK: Right. Just going to the consumption data, the New World trends have generally been better than the Borden trends. Is that what you're seeing, and is that intentional?

JOHN DENTON: Well, I think we've been working on the New World brands longer than the Borden brands, and that's all that reflects. To the extent we begin to do the same types of things on Creamette and Prince that we've been doing for the last two years on Ronzoni and San Giorgio and American Beauty. I think all of those brands will continue to perform about equally.

RAISA VAHEK: Right. Not necessarily for the last four weeks, but it seems like Borden is seeing price increases at the retail level and New World costs is holding steady. Does that mean that you're reducing trade spending or

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making trade spending more efficient on Borden, whereas New World brands are already there?

JOHN DENTON: That's a part of it. You know, we are making some adjustments for the spend for both Prince and Creamette as we see necessary, and that's having some impact on pricing.

RAISA VAHEK: Thank you.

JOHN DENTON: Thank you.

OPERATOR: The next question is from Chris Bonomor [sp] of Morgan Stanley. Please go ahead, sir.

CHRIS BONOMOR: Hi. It's Chris Bonomor [sp] from East Moore Capital, actually.

Just wanted to ask you, sort of what your competitive response has been to the price promotions you've seen from AIPC?

JOHN DENTON: Our strategy all along has been not to respond to that. We think that's a [path] that we don't want to go down. Price promotion is and can be effective in the short term, we don't think it's effective at all in the long term. Further, we see that as one of the key reasons that the category had such big problems over the last four or five years because of the extensive price promoting that went on between Borden, Hershey and AIPC.

CHRIS BONOMOR: Okay. The other thing was, it seems you probably have about $30-40 million worth of cash tied up in your balance sheet receivables and inventory. It would be nice to see that come out. What is your plans for sort of releasing that cash?

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WAYNE ROBISON: Well, as we talked about in our last call, we have a seasonal business where we actually go into a planned inventory build beginning about March of every year, and that inventory position really peaks out in September and then starts to liquidate itself through the fall selling season. But we think, you know, at this point in time, we've come very close to our peak working capital requirements and starting end of September, October, November, we'll see cash inflow as a result of that.

CHRIS BONOMOR: And on receivables, they seem to be at a little bit higher level than they were before the acquisition. They going to come back down?

WAYNE ROBISON: Receivables will always be higher than they were before the acquisition because, quite honestly, the foreign operations just operate with different terms than our business did. For example, terms in Italy are 120 days. So while it's a relatively small percentage of our sales, it becomes a more important percentage of our total receivables, and so we'll never see days come all the way back down to the levels prior to the acquisition.

CHRIS BONOMOR: Okay. Thank you very much.

OPERATOR: We have the next question from Joe Coliani [sp] of Wells Fargo. Go ahead.

JOE COLIANI: John and Wayne, this is Joe at Wells Fargo. Good morning. I heard you mention, and I may have misheard you about one plant left to close.
Is Louisville and Omaha - I have Louisville and Omaha still to be closed. Is Omaha no longer going to be closed, or is that now three?

JOHN DENTON: We made the decision several months ago to keep Omaha open because of the demand that we were experiencing for our brands. And, you know, our plans at this point are to continue to operate it until we see a good reason to close it. You know, we have the costs where they need to be.

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It's making a contribution at this point, so our plans are to keep it open.
Louisville will be closed later this quarter, probably within the next 30 days or so.

JOE COLIANI: And any mention on the cost savings after you complete this integration -- $20 million a year. I think previously, we used a range of $20 million to $30 million. Are you thinking the lower end of the range?

WAYNE ROBISON: No, actually, there's some confusion around that because the $20 million I'm referring to is just simply improvements in `02 versus `01, but some of that $20 million to $30 million was already captured in `01, and some of that improvements we'll see in `03, so the 20 really was just what we think the change will be from `01 to the fourth quarter run rate in `02.

JOE COLIANI: Okay. And then as a courtesy to me, I have not seen the Moody's and S&P reports. Is there a way to either distribute them or post them to intralinks?

WAYNE ROBISON: I can certainly follow up on that. They are on their websites, though.

JOE COLIANI: They are? Okay. That's it.

WAYNE ROBISON: Thank you.

OPERATOR: There are no further questions on the queue at this time, sir.

JOHN DENTON: Thank you very much. Enjoyed talking with you this morning, and we'll talk again next fall.

WAYNE ROBISON: Good day.

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